Exhibit to Accompany
Item 77J
Form N-SAR

KEELEY Small Cap Value Fund, Inc.
(the "Fund")


According to the provisions of Statement of Position 93 - 2 (SOP 93 - 2)
"Determination, Disclosure and Financial
Statement Presentation of Income,
Capital Gain and Return of Capital
Distributions by Investment Companies,"
the Fund is required to report the
accumulated net investment income (loss) and accumulated net capital gain (loss) accounts to approximate amounts available for future distributions on a tax basis (or to offset future realized capital gains). Therefore, the Fund may periodically make reclassifications among certain of its capital accounts as a result of the characterization of certain income and realized gains determined annually in accordance with federal tax regulations that may differ from their characterization in accordance with GAAP. Where appropriate, reclassifications between net asset accounts are made for such differences that are permanent in nature.

These reclassifications have no impact
on the net asset value of the Fund and
are designed to present the Fund's
capital account on a tax basis.